Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY FINANCIAL RESULTS

AND ADVANCEMENT OF CEO SUCCESSION PLAN

TOMS RIVER, NEW JERSEY, April 24, 2014…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced diluted earnings per share of $0.28 for the quarter ended March 31, 2014, as compared to $0.26 for the corresponding prior year quarter.

Highlights for the quarter included:

•	Commercial loans outstanding increased $27.5 million, an annualized growth rate of 18.7%, the third consecutive quarter of double digit growth.

•	The net interest margin remains strong at 3.36%.

•	Tangible common equity also remains strong at 9.47%.

The Company announced that the Board of Directors declared its sixty-ninth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended March 31, 2014 of $0.12 per share will be paid on May 16, 2014 to shareholders of record on May 5, 2014.

The next step in the Company Executive Management Succession Plan was also disclosed. Upon the expiration of CEO John R. Garbarino’s current employment agreement on

December 31, 2014, President and COO Christopher D. Maher will succeed him as CEO. Mr. Maher’s amended employment agreement will continue through June 30, 2017. Mr. Garbarino will remain on the Board of Directors where he currently serves as Chairman. “I am pleased we are able to plan an orderly transition of my CEO responsibilities to such a highly qualified executive as Chris Maher,” said Garbarino. Maher also commented, “During John’s 43 year career with the Bank and 18 year tenure as CEO of the Company, OceanFirst has demonstrated an enviable record of developing value for shareholders. Together we are now working closely on a strategic plan delivering more robust growth.”

Results of Operations

Net income for the three months ended March 31, 2014 was $4.7 million, or $0.28 per diluted share, as compared to net income of $4.4 million, or $0.26 per diluted share for the corresponding prior year period.

Net interest income for the quarter ended March 31, 2014 increased to $18.1 million as compared to $17.2 million for the same prior year period, reflecting an increase in the net interest margin partly offset by lower interest-earning assets. The net interest margin increased to 3.36% for the quarter ended March 31, 2014 from 3.16% for the same prior year period. The yield on average interest-earning assets decreased to 3.68% for the quarter ended March 31, 2014, as compared to 3.69% for the same prior year period. Despite the one basis point decline, the asset yield benefited from a shift in the mix of earning assets as average loans receivable, net increased $33.1 million while average interest-earning deposits and short-term investments decreased $56.6 million, as compared to the same prior year period. The cost of average interest-bearing liabilities decreased to 0.37% for the quarter ended March 31, 2014, as compared to 0.61% for the same prior year period. The decrease was partly due to the prepayment of $159.0 million of Federal Home Loan Bank (“FHLB”) advances with a weighted average cost of 2.31% early in the fourth quarter of 2013. Average interest-earning assets decreased $26.3 million for the quarter ended March 31, 2014, as compared to the same prior year period, as excess liquidity was allowed to run-off.

For the quarter ended March 31, 2014, the provision for loan losses was $530,000, as compared to $1.1 million for the corresponding prior year period. The decrease for the quarter ended March 31, 2014 was primarily due to a reduction of $590,000 in net charge-offs, as compared to the same prior year period. Non-performing loans decreased $39,000 at March 31, 2014, as compared to December 31, 2013, and by $2.1 million, as compared to March 31, 2013.

For the quarter ended March 31, 2014, other income increased to $4.0 million, as compared to $3.4 million in the same prior year period. For the quarter ended March 31, 2014, wealth management revenue increased $113,000 as compared to the same prior year period, partly due to an increase in assets under administration to $216.5 million at March 31, 2014 from $176.8 million at March 31, 2013. Fees and service charges increased $144,000, as compared to the same prior year period due to higher retail and commercial checking account fees. For the quarter ended March 31, 2014, the net gain on the sale of loans amounted to $132,000, as compared to a loss of $174,000 in the same prior year period. The net loss on the sale of loans for the quarter ended March 31, 2013 was adversely impacted by a provision of $975,000 added to the reserve for repurchased loans and loss sharing obligations, as compared to no provision in the current quarter. The prior year provision was related to loans sold to the Federal Home Loan Bank as part of its Mortgage Partnership Finance program. Excluding the provision for repurchased loans, the gain on sale of loans was adversely impacted by a decrease in the gain-on-sale margin and a reduction in loans sold to $10.3 million for the quarter ended March 31, 2014, as compared to $36.8 million for the corresponding prior year quarter, as increasing longer-term interest rates reduced one-to-four family refinance activity.

Operating expenses amounted to $14.3 million for the quarter ended March 31, 2014, as compared to $12.7 million in the same prior year period. Compensation and employee benefits expense increased $1.1 million for the quarter ended March 31, 2014, as compared to the same prior year period due to personnel additions in revenue producing areas. Marketing expenses increased $282,000, as compared to the same prior year period, primarily due to a promotional campaign to attract retail checking accounts and incent bankcard usage. The promotion resulted in the acquisition of 1,200 new checking relationships in the first quarter. Occupancy expenses for the quarter ended March 31, 2014 include $180,000 in snow removal costs, a $130,000 increase over the same prior year period. Excluding non-recurring expenses relating to the prepayment of FHLB advances and the consolidation of two branches, operating expenses decreased $504,000 for the quarter ended March 31, 2014, as compared to the quarter ended December 31, 2013, primarily due to a reduction of $401,000 in professional fees.

The provision for income taxes was $2.6 million for the quarter ended March 31, 2014, as compared to $2.4 million for the same prior year period. The effective tax rate was 35.3% for the quarter ended March 31, 2014, as compared to 35.1% in the same prior year period.

Financial Condition

Total assets increased by $32.0 million to $2,281.7 million at March 31, 2014, from $2,249.7 million at December 31, 2013. Loans receivable, net, increased by $29.5 million, to $1,571.0 million at March 31, 2014 from $1,541.5 million at December 31, 2013, primarily due to growth in commercial loans of $27.5 million and in residential construction loans, net of loans in process, which increased $5.8 million.

Deposits decreased by $26.6 million, to $1,720.1 million at March 31, 2014, from $1,746.8 million at December 31, 2013, despite strong growth in retail and business checking accounts. To fund loan growth and deposit outflows, Federal Home Loan Bank advances increased $57.3 million, to $232.3 million at March 31, 2014, from $175.0 million at December 31, 2013. Stockholders’ equity increased to $216.2 million at March 31, 2014, as compared to $214.4 million at December 31, 2013. Net income for the period was offset by the repurchase of 88,000 shares of common stock for $1.5 million (average cost per share of $17.29) and the cash dividend on common stock. At March 31, 2014, 213,766 shares were available for repurchase under the stock repurchase program adopted in the fourth quarter of 2012. Tangible stockholders’ equity per common share was $12.45 at March 31, 2014, as compared to $12.33 at December 31, 2013.

Asset Quality

The Company’s non-performing loans totaled $45.3 million at March 31, 2014, a $39,000 decrease from December 31, 2013. Net loan charge-offs decreased to $526,000 for the quarter ended March 31, 2014, as compared to $1.1 million for the corresponding prior year quarter.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, April 25, 2014 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 317-6016. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10043132 from one hour after the end of the call until July 25, 2014. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*  *  *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-three branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	March 31, 2014	December 31, 2013

	(unaudited)
ASSETS

Cash and due from banks	$36,746	$33,958
Securities available-for-sale, at estimated fair value	39,261	43,836
Securities held-to-maturity, net (estimated fair value of $498,383 and $495,082 at March 31, 2014 and December 31, 2013, respectively)	496,111	495,599
Federal Home Loan Bank of New York stock, at cost	17,011	14,518
Loans receivable, net	1,570,969	1,541,460
Mortgage loans held for sale	1,153	785
Interest and dividends receivable	5,361	5,380
Other real estate owned	4,457	4,345
Premises and equipment, net	23,963	23,684
Servicing asset	3,965	4,178
Bank Owned Life Insurance	54,909	54,571
Deferred tax asset	15,191	15,239
Other assets	12,614	12,158

Total assets	$2,281,711	$2,249,711

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,720,131	$1,746,763
Securities sold under agreements to repurchase with retail customers	66,226	68,304
Federal Home Loan Bank advances	232,300	175,000
Other borrowings	27,500	27,500
Due to brokers	1,522	—
Advances by borrowers for taxes and insurance	6,892	6,471
Other liabilities	10,950	11,323

Total liabilities	2,065,521	2,035,361

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,358,459 and 17,387,049 shares outstanding at March 31, 2014 and December 31, 2013, respectively	336	336
Additional paid-in capital	264,289	263,319
Retained earnings	208,732	206,201
Accumulated other comprehensive loss	(6,575)	(6,619)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,544)	(3,616)
Treasury stock, 16,208,313 and 16,179,723 shares at March 31, 2014 and December 31, 2013, respectively	(247,048)	(245,271)
Common stock acquired by Deferred Compensation Plan	(324)	(665)
Deferred Compensation Plan Liability	324	665

Total stockholders’ equity	216,190	214,350

Total liabilities and stockholders’ equity	$2,281,711	$2,249,711

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,
	March 31, 2014	December 31, 2013	March 31, 2013
	(unaudited)

Interest income:
Loans	$17,246	$17,368	$17,664
Mortgage-backed securities	1,763	1,863	1,648
Investment securities and other	736	729	740

Total interest income	19,745	19,960	20,052

Interest expense:
Deposits	1,096	1,102	1,325
Borrowed funds	584	607	1,538

Total interest expense	1,680	1,709	2,863

Net interest income	18,065	18,251	17,189

Provision for loan losses	530	200	1,100

Net interest income after provision for loan losses	17,535	18,051	16,089

Other income:
Bankcard services revenue	791	909	810
Wealth management revenue	540	591	427
Fees and service charges	2,000	1,954	1,856
Loan servicing income	228	220	156
Net gain (loss) on sales of loans available for sale	132	287	(174)
Net gain on sales of investment securities available for sale	—	4	—
Net (loss) gain from other real estate operations	(32)	(49)	2
Income from Bank Owned Life Insurance	338	338	316
Other	1	29	16

Total other income	3,998	4,283	3,409

Operating expenses:
Compensation and employee benefits	7,685	7,747	6,578
Occupancy	1,464	1,458	1,363
Equipment	756	721	638
Marketing	532	490	250
Federal deposit insurance	546	543	524
Data processing	1,070	994	973
Check card processing	446	480	411
Professional fees	375	776	611
Other operating expense	1,389	1,558	1,317
Federal Home Loan Bank advance prepayment fee	—	4,265	—
Branch consolidation expense	—	579	—

Total operating expenses	14,263	19,611	12,665

Income before provision for income taxes	7,270	2,723	6,833
Provision for income taxes	2,563	784	2,397

Net income	$4,707	$1,939	$4,436

Basic earnings per share	$0.28	$0.12	$0.26

Diluted earnings per share	$0.28	$0.11	$0.26

Average basic shares outstanding	16,884	16,855	17,285

Average diluted shares outstanding	17,050	17,056	17,324

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At March 31,	At December 31,
	2014	2013

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.47%	9.53%
Common shares outstanding (in thousands)	17,358	17,387
Stockholders’ equity per common share	$12.45	$12.33
Tangible stockholders’ equity per common share	12.45	12.33

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$27,486	$28,213
Commercial real estate	12,010	12,304
Consumer	3,731	4,328
Commercial and industrial	2,094	515

Total non-performing loans	45,321	45,360
Other real estate owned	4,457	4,345

Total non-performing assets	$49,778	$49,705

Delinquent loans 30 to 89 days	$9,137	$9,147

Troubled debt restructurings:
Non-performing (included in total non- performing loans above)	$10,217	$9,663
Performing	21,435	21,456

Total troubled debt restructurings	$31,652	$31,119

Allowance for loan losses	$20,934	$20,930

Allowance for loan losses as a percent of total loans receivable	1.31%	1.33%
Allowance for loan losses as a percent of total non-performing loans	46.19	46.14
Non-performing loans as a percent of total loans receivable	2.83	2.88
Non-performing assets as a percent of total assets	2.18	2.21

WEALTH MANAGEMENT
Assets under administration	$216,508	$216,144

	For the Three Months Ended
	March 31, 2014	December 31, 2013		March 31, 2013
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.83%	0.34	%(1)	0.77%
Return on average stockholders’ equity	8.72	3.64	(1)	8.06
Interest rate spread	3.31	3.33		3.08
Interest rate margin	3.36	3.38		3.16
Operating expenses to average assets	2.52	3.43	(1)	2.21
Efficiency ratio	64.65	87.03	(1)	61.49

(1)	Performance ratios for the fourth quarter of 2013 include non-recurring expenses relating to the prepayment of Federal Home Loan Bank advances of $4.3 million and the consolidation of two branches into newer in-market facilities at a cost of $579,000. The total after-tax cost was $3.1 million.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		At March 31, 2014	At December 31, 2013

Real estate:
One-to-four family		$748,647	$751,370
Commercial real estate, multi-family and land		550,808	528,945
Residential construction		37,852	30,821
Consumer		199,926	200,683
Commercial and industrial		66,196	60,545

Total loans		1,603,429	1,572,364

Loans in process		(13,991)	(12,715)
Deferred origination costs, net		3,618	3,526
Allowance for loan losses		(20,934)	(20,930)

Total loans, net		1,572,122	1,542,245

Less: mortgage loans held for sale		1,153	785

Loans receivable, net		$1,570,969	$1,541,460

Mortgage loans serviced for others		$794,530	$806,810

	Average Yield
Loan pipeline:
Commercial	4.24%	$46,813	$58,992
Construction/permanent	4.02%	9,753	9,955
One-to-four family	4.26%	19,729	18,827
Consumer	4.04%	7,118	5,496

		$83,413	$93,270

	For the Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Loan originations:
Commercial	$52,482	$53,700	$18,438
Construction/permanent	10,416	16,209	3,590
One-to-four family	27,738	31,706	53,685
Consumer	13,379	12,059	11,130

Total	$104,015	$113,674	$86,843

Loans sold	$10,270	$18,222	$36,791
Net charge-offs	526	157	1,116

DEPOSITS

	At March 31, 2014	At December 31, 2013
Type of Account
Non-interest-bearing	$218,124	$207,608
Interest-bearing checking	865,023	913,753
Money market deposit	123,701	116,947
Savings	297,739	290,512
Time deposits	215,544	217,943

	$1,720,131	$1,746,763

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED
	MARCH 31, 2014			DECEMBER 31, 2013			MARCH 31, 2013
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$29,332	$6	0.08%	$34,566	$8	0.09%	$85,951	$26	0.12%
Securities (1) and FHLB stock	562,350	2,493	1.77	595,859	2,584	1.73	565,197	2,362	1.67
Loans receivable, net (2)	1,557,281	17,246	4.43	1,528,956	17,368	4.54	1,524,156	17,664	4.64

Total interest-earning assets	2,148,963	19,745	3.68	2,159,381	19,960	3.70	2,175,304	20,052	3.69

Non-interest-earning assets	115,855			127,852			118,148

Total assets	$2,264,818			$2,287,233			$2,293,452

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,322,358	363	0.11	$1,345,106	371	0.11	$1,330,639	563	0.17
Time deposits	215,710	733	1.36	213,337	731	1.37	221,200	762	1.38

Total	1,538,068	1,096	0.29	1,558,443	1,102	0.28	1,551,839	1,325	0.34
Borrowed funds	283,256	584	0.82	289,434	607	0.84	319,645	1,538	1.92

Total interest-bearing liabilities	1,821,324	1,680	0.37	1,847,877	1,709	0.37	1,871,484	2,863	0.61

Non-interest-bearing deposits	210,867			209,715			185,066
Non-interest-bearing liabilities	16,690			16,489			16,845

Total liabilities	2,048,881			2,074,081			2,073,395
Stockholders’ equity	215,937			213,152			220,057

Total liabilities and stockholders’ equity	$2,264,818			$2,287,233			$2,293,452

Net interest income		$18,065			$18,251			$17,189

Net interest rate spread (3)			3.31%			3.33%			3.08%

Net interest margin (4)			3.36%			3.38%			3.16%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.